SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of Earliest event reported)
                                  June 28, 1996

                       INTELLIGENT DECISION SYSTEMS, INC.
                 (as successor to Resource Finance Group, Ltd.)
             (Exact name of registrant as specified in its charter)


          Delaware                  0-22254            38-3286394
(State or other jurisdiction     (Commission         (IRS Employer
     of incorporation)           File Number)       Identification No.)


                                    Suite 400
                         2025 East Beltline Avenue, S.E.
                          Grand Rapids, Michigan 49546
               (Address of principal executive offices) (Zip Code)


                                 (616) 285-5830
              (Registrant's telephone number, including area code)

                       INTELLIGENT DECISION SYSTEMS, INC.



                       Index to Current Report on Form 8-K

                                                             Page  No.

Item 2   Acquisition or Disposition of Assets                    3

Item 7   Financial Statements and Exhibits                       4

Signatures                                                       5

Item 2   Acquisition or Disposition of Assets

     On June 28, 1996, Intelligent Decision Systems, Inc. ("IDSI"), a Delaware corporation purchased substantially all of the assets of The Neptune Group, Inc. ("TNG"), a Delaware corporation, and those of its subsidaries. The assets purchased consisted primarily of cash, accounts receivable and notes receivable, the total value of which is approximately $2.1 million . IDSI issued 750,000 unregistered shares of its common stock, par value of $.001, to TNG for those assets and assumed certain liabilities, which totalled approximately $515,000. IDSI agreed to file a registration statement covering the stock issued to TNG by September 30, 1996, and TNG agreed not to sell those shares for a period of one year plus one day after the closing date of the transaction.

     TNG specializes in the area of medical and computer equipment leasing. In the past eight months TNG has purchased from and leased back to Digital Sciences, Inc. ("DSI"), a wholly owned subsidiary of IDSI, over $250,000 dollars in computer and software systems. TNG will continue this relationship with DSI, as well as continue to develop other leasing relationships.

Item 7   Financial Statements and Exhibits

         (a) Financial Statements of the Business Acquired June 28, 1996 and of the Businesses Combined on April 1, 1996

              It is not practicable to file the required Financial Statements within the fifteen day reporting period for this 8-K report. The required financial statements are expected to be filed, as an amendment, within fifty days of the filing of this 8-K report.

          (b)  Pro-Forma Financial Information

              It is not practicable to file the required Pro Forma Disclosures within the fifteen day reporting period for this 8-K report. The required Pro Forma Disclosures are expected to be filed, as an amendment, within fifty days of the filing of this 8-K report.

         (c)  Exhibits

              The Neptune Group Purchase Agreement, dated as of June 28, 1996.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                           INTELLIGENT DECISION SYSTEMS, INC.



Dated: July 12, 1996     By:  /s/ Mark A. Babin
                                Mark A. Babin
                                President